                                                                    Exhibit 2(c)

- --------------------------------------------------------------------------------
[LETTERHEAD OF GOLDMAN SACHS APPEARS HERE]


- --------------------------------------------------------------------------------

 NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR PART IN OR INTO THE

                      UNITED STATES OF AMERICA OR CANADA

                                                               3rd October, 1994

                                 Stanhome plc
                                 ("Stanhome")

                            RECOMMENDED CASH OFFER

                                      for

                              Lilliput Group plc
                                 ("Lilliput")

                           Acceptances of the Offer

On 31st August, 1994, the day before the announcement of the Offer, neither Stanhome, nor any person acting in concert with Stanhome, owned, controlled or held any options to purchase any Lilliput shares. As at 3.00pm on Friday, 30th September, 1994, the first closing date of the Offer, Stanhome had purchased 6,504,219 Lilliput shares representing 28.0 per cent. of the issued ordinary share capital of Lilliput and had received acceptances in respect of 15,239,746 Lilliput shares representing 65.5 per cent. of the issued ordinary share capital.

In aggregate, as at 3.00pm on Friday, 30th September, 1994, Stanhome therefore owned or had received acceptances over 21,743,965 Lilliput shares, representing
93.4 per cent. of the issued ordinary share capital of Lilliput. In addition, Stanhome has purchased a further 170,000 shares representing 0.7 per cent. of Lilliput's issued ordinary share capital which are still awaiting settlement.

The Offer has been declared fully unconditional and will remain open until further notice.

Enquiries

Stanhome                                                Tel: 0101 413 562 3631

G. William Seawright - President and Chief Executive



Goldman Sachs International                                  Tel: 071 774 4366


Richard Gnodde

Goldman Sachs International ("GSI"), which is a member of the Securities and Futures Authority, is acting for Stanhome Inc. and its subsidiaries and no one else in connection with the Offer and will not be responsible to anyone other than Stanhome Inc. and its subsidiaries for providing the protections offered to customers of GSI nor for providing advice in relation to the Offer.